Exhibit 10.44

SUMMARY SHEET FOR DIRECTOR AND EXECUTIVE COMPENSATION

I. Director Compensation

As compensation for their service as directors of GSI, each non-employee director receives an option to purchase 25,000 shares of GSI common stock upon his or her initial election as a director and an option to purchase 10,000 shares of GSI common stock on each subsequent annual election as a director. The non-employee directors do not receive any cash compensation for their services on behalf of GSI but are reimbursed for reasonable travel and lodging expenses incurred in attending meetings of the board of directors and any committee.

The options are awarded pursuant to the GSI’s 1996 Equity Incentive Plan. The exercise price is the fair market value of the common stock on the date of the grant. All options granted are immediately exercisable. Unless terminated earlier by the terms of the option, the options expire ten years after the date of grant.

II. Executive Compensation

The following table sets forth current base salaries of GSI’s CEO and each of the executive officers who were named in the Summary Compensation Table in GSI’s Annual Report on Form 10-K for the year ended January 1, 2005 and who are expected to be named in the Summary Compensation Table in GSI’s Annual Report on Form 10-K for the year ended December 31, 2005 (the “Named Executive Officers”).

Name	Base Salary
Michael G. Rubin	$400,000
Robert W. Liewald	262,500
Arthur H. Miller	325,000
Damon Mintzer	350,000
Joseph N. Seibert	*
Robert J. Blyskal	350,000
Stephen J. Gold	350,000

*	Mr. Seibert is no longer employed by GSI.

Bonuses

2005 Leadership Bonus Plan. On January 24, 2005, GSI’s compensation committee approved the 2005 leadership bonus plan, which is not set forth in a written agreement, for certain management-level employees, including the Named Executive Officers. Under the 2005 leadership bonus plan, if GSI achieves certain EBITDA targets approved by the compensation committee, GSI will establish a fixed bonus pool to be paid out to eligible participants. Each eligible participant’s bonus will be funded from this fixed pool and will be based upon a percentage of that participant’s base salary.

The 2005 leadership bonus plan sets the annual incentive bonus targets for each level of eligible employee. The target bonus for senior management, including the Named Executive Officers, is equal to up to 50% of each individual’s base salary. If GSI achieves certain EBITDA targets, each eligible participant will receive 75% of that individual’s target bonus amount, with the remaining 25% subject to upward or downward adjustment based upon individual performance. Under the 2005 leadership bonus plan, one-third of the aggregate amount of bonus to be paid to each participant will be paid in cash and two-thirds will be paid in restricted stock or deferred stock. Each restricted stock award or deferred stock award paid under the 2005 leadership plan will be 50% vested when issued, with the remaining 50% vesting on the first anniversary of the issue date.

Plans and Other Arrangements

The Named Executive Officers are also eligible to:

•	Participate in GSI’s 1996 Equity Incentive Plan; and

•	Participate in GSI’s broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs, and qualified 401(k) plan.